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                                                              EXHIBIT (99)(d)(2)

                     ARIBA, INC. 1999 EQUITY INCENTIVE PLAN:

                             STOCK OPTION AGREEMENT


Grant of Option    You have been granted an option as of the Grant
                   Date to purchase up to the number of Shares of the Common
                   Stock specified in the Notice of Stock Option Grant.

Tax Treatment      This option is intended to be an incentive stock
                   option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock
                   Option Grant.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company ("Service") has terminated for any reason.

Change in Control  If the Company is subject to a Change in Control
                   (as defined in the Plan) while you are in Service, then the option shall become fully vested if the surviving corporation or its parent does not either (1) assume this option or (2) substitute another award of capital stock of the surviving corporation (or the parent thereof) on substantially the same terms. In addition, if the Company is subject to a Change in Control in which the surviving corporation or its parent does either assume this option or substitute an award on substantially the same terms, this option shall become vested in accordance with the following rules:

                   o If a Change in Control occurs within 12 months of the date that you commence Service with the Company, then this option shall become vested for an additional number of shares as if you had been in Service 12 additional months as of the date of the Change in Control.

                   o If a Change in Control occurs more than 12 months after the date you commence Service with the Company, this option shall become exercisable for a number of shares equal to the lesser of:

                   o 50% of the then remaining unvested portion of this option; or

                   o The excess of (1) 75% of the total number of shares originally subject to this option over (2) the number of shares as to
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                           which the option had already become vested.

                   o In addition, this option shall be fully vested if the Company is subject to a Change in Control while you are in Service, this option is assumed by the successor corporation (or the parent thereof), and within twelve months following this Change in Control you are subject to an Involuntary Termination (as defined in the Plan).

                   o No additional shares become exercisable after your Service has terminated for any reason.

Term This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular            If your Service  terminates  for any reason  except  death,
Termination        Permanent  Disability or as a result of a Change in Control
                   (as detailed above) then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death If you die while in Service, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Permanent          If  your  Service  terminates  because  of  your  Permanent
Disability         Disability,  then this  option  will expire at the close of business at Company headquarters on the date 12 months after your termination date.


                   For all purposes under this Agreement, "Permanent Disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence  For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Restrictions on    The Company will not permit you to exercise this option if
Exercise           the issuance of shares at that time would violate any law
                   or regulation.


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Notice of Exercise When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address provided by the Company. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company or its representative.


                   If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment    When you submit your notice of exercise, you must
                   include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                   o  Your personal check, a cashier's check or a money order.

                   o Certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                   o Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                   o Irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special "Notice of Exercise" form


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                       provided by the Company.

Withholding Taxes  You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on    You may not sell any option shares at a time when
Resale             applicable laws,  Company policies or an agreement  between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are in Service and for such period of time following your cessation of Service as the Company may specify.

Market Stand-off   In connection with any underwritten public offering by the
                   Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, you agree that you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this option without the prior written consent of the Company or its underwriters. This market stand-off restriction shall be in effect for such period of time following the offering as may be requested by the Company or its underwriters up to a maximum of 120 days for our initial public offering and 180 days for any other underwritten public offering, but shall terminate two years after the date of the Company's initial public offering. The
                   Company may impose stop-transfer instructions with respect to the shares acquired under this option.

Incentive Stock    This option shall cease to qualify for favorable tax
Option             treatment as an incentive stock option if exercised: (i)
                   more than 3 months after you cease to be an employee for any reason other than death or Permanent Disability or (ii) more than 180 days after you cease to be an employee by reason of Permanent Disability.


                   If this option is designated as an incentive stock option, then $100,000 is the maximum aggregate fair market value of the shares of Common Stock for which this option may first become exercisable in any calendar year. This fair market value is determined on the date of option grant. If you hold two or more incentive stock options that become exercisable in the same calendar year, the $100,000 limitation is applied according to the order in which those options were granted. You may exercise options which do not qualify for incentive stock option treatment by reason of the $100,000 limitation as nonstatutory stock

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                   options.

Transfer of        Prior to your death, only you may exercise this
Option             option. You cannot transfer or assign this option. For
                   instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by a beneficiary designation.

                   Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Employment or      Your option or this Agreement do not give you the right to
Retention Rights   be retained by the Company or a subsidiary of the Company
                   in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder        You, or your estate or heirs, have no rights as a
Rights             stockholder of the Company until you have exercised this
                   option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments        In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law     This Agreement will be interpreted and enforced under the
                   laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and       The text of the Plan is incorporated in this Agreement by
Other Agreements   reference.


                   This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement issued by the Company.


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